EXHIBIT 21

              BURR-BROWN CORPORATION AND SUBSIDIARIES


                                                   JURISDICTION
   NAME OF CORPORATION                           OF INCORPORATION

1.  Burr-Brown International Holding Corporation  Delaware

2.  Burr-Brown Europe Limited                     United Kingdom

3.  Burr-Brown Japan Limited                      Japan

4.  Burr-Brown International S.A.                 France

5.  Burr-Brown International S.R.L.               Italy

6.  Burr-Brown International BV                   The Netherlands

7.  Burr-Brown International GmbH                 Germany

8.  Burr-Brown AG                                 Switzerland

9.  Burr-Brown Foreign Sales Corporation          Barbados

10. Burr-Brown Pte Ltd.                           Singapore

11. Burr-Brown Ltd.                               Cayman Islands

12. Intelligent Instrumentation, Inc.             Arizona

13. Intelligent Instrumentation GmbH              Germany

14. Intelligent Instrumentation S.R.L.            Italy

15. Intelligent Instrumentation S.A.              France

16. Intelligent Instrumentation, Inc.
    Foreign Sales Corporation                     Barbados

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